                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   Form 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): May 16, 2000
                                                          ------------

                            Wilmar Industries, Inc.
--------------------------------------------------------------------------------
                (Exact name of registrant specified in Charter)


       New Jersey                       0-27424                   22-2232386
--------------------------------------------------------------------------------
    (State or other                   (Commission                (IRS Employee
    jurisdiction of                   File Number)           Identification No.)
    incorporation)


                       303 Harper Drive
                    Moorestown, New Jersey                          08057
--------------------------------------------------------------------------------
           (Address of principal executive offices)               Zip Code


           Registrant's telephone, including area code: 609-533-3104

--------------------------------------------------------------------------------
        (Former name and former address, if changed since last report)

Item 1.  Changes in Control of Registrant
         --------------------------------

     On May 16, 2000 Wilmar Industries, Inc., a New Jersey corporation ("Wilmar") completed a merger and recapitalization (the "Merger"), pursuant to an Agreement and Plan of Merger and Recapitalization dated December 22, 1999, as amended (the "Merger Agreement"), with WM Acquisition, Inc. ("WM Acquisition"), a New Jersey corporation organized at the direction of an investor group led by Parthenon Capital, Inc., and Chase Capital Partners.

     In connection with the Merger, WM Acquisition was merged with and into Wilmar, with Wilmar remaining as the surviving corporation. Each outstanding share of Wilmar common stock (other than a number of shares owned by William S. Green, as described below) was converted into the right to receive $18.25 in cash, without interest.

     The investor group included Parthenon Capital, Inc., Chase Capital Partners, a pension plan advised by General Motors Investment Management Corp., Sterling Investment Partners and Svoboda-Collins, LLC. In addition, the Company's Chairman and Chief Executive Officer, William S. Green and other members of Wilmar's management contributed approximately $4.3 million of the $134.3 million of committed equity required to finance the transaction. As part of this $4.3 million contribution, Mr. Green exchanged $3.0 million of his common shares for shares of a new series of preferred stock which was converted as part of the Merger into shares of senior preferred stock and common stock of the surviving entity.

     As a result of the Merger, Wilmar became a privately-held company and its stock is no longer publicly traded.

                                   Signature
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Wilmar Industries, Inc.
                                   (Registrant)



                                   By /s/ William S. Sanford
                                     -------------------------------
                                     William S. Sanford
                                     Senior Vice President and
                                     Chief Financial Officer


Dated:  May 16, 2000